Exhibit 3.23

State of Delaware Secretary of State Division of Corporations Delivered 07:07PM 05/05/2014 FILED 06:57PM 05/05/2014 SRV 140567080 – 5507543 FILE

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

PARBALL NEWCO, LLC

This Amended and Restated Certificate of Formation of Parball NewCo, LLC (the “Company”), dated as of May 5, 2014, has been duly executed and is being filed by an authorized person in accordance with the provisions of Section 18-208 of the Delaware Limited Liability Company Act, to amend and restate the original Certificate of Formation of the Company which was filed on March 28,2014, with the Secretary of State of the State of Delaware (the “Certificate”).

The Certificate is hereby amended and restated in its entirety by substituting such Certificate with this Amended and Restated Certificate of Formation of the Company as follows:

FIRST: The name of the limited liability company is “Parball NewCo, LLC”.

SECOND: The Company’s registered office in the State of Delaware is to be located at State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The registered agent of the Company at such address is The Corporation Service Company.

THIRD: The Certificate of Formation shall be effective upon its filing in the Office of the Secretary of State of the State of Delaware.

FOURTH: (a) The purpose of the Company is to directly or indirectly own an interest in an entity or entities that operate and conduct gaming in a hotel/casino in Clark County, Nevada, and to engage in any other lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware.

(b) The purported sale, assignment, transfer, pledge, exercise of an option to purchase or other disposition of any interest in the Company is ineffective unless and until approved by the Nevada Gaming Commission (the “Commission”). If at any time the Commission finds that a member of the Company is unsuitable to hold an interest in the Company, the Commission shall immediately notify the Company of that fact and the Company shall, within ten days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his or her capital account as reflected on the books of the Company or such member shall dispose of such interest as provided by the gaming laws and regulations of the State of Nevada. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to applicable law, it is unlawful for the unsuitable member: (i) to receive any dividend or interest or any payment or distribution of any kind, including any share of the distribution of profits or cash or any other property of, or payments upon dissolution of the Company, other than a return of capital; (ii) to exercise directly or through a proxy, trustee or nominee, any voting right conferred by such interest; (iii) to participate in the management of the business and affairs of the Company; or (iv) to receive any remuneration in any form from the Company or from any company holding a gaming license for services rendered or otherwise. Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company and the unsuitable member shall no longer have any direct or indirect interest in the Company.

(c) Notwithstanding anything to the contrary expressed or implied in the previous paragraph of this Amended and Restated Certificate of Formation of the Company, to the extent permitted by applicable gaming laws or by the Nevada gaming authorities, if a member has been found by the Commission to be unsuitable, the Company shall have the right to redeem such member’s interest in the Company, or the unsuitable member shall dispose of its interest in the Company, in accordance with the terms and provisions (if any) set forth in the Company’s limited liability company agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Formation as of the date first written above.

SOLE MEMBER:

PARBALL PARENT, LLC

By:	Parball Corporation
its sole member

By:

Name:	Eric Hession
Title:	President and Treasurer

[Signature Page to Amended and Restated Certificate of Formation – Parball NewCo, LLC]